NEWS RELEASE

                                                   FOR MORE INFORMATION CONTACT:
                                                   Bob Dickinson, President/CEO
                                                   408.934.3172
                                                   bobd@calmicro.com

                                                   Kim Kacir, Investor Relations
                                                   408.934.3108
                                                   kimk@calmicro.com


           CALIFORNIA MICRO DEVICES ANNOUNCES NEW SALES VICE PRESIDENT

September 14, 2001, Milpitas, California (Nasdaq NMS:CAMD) -- California Micro Devices announced today the appointment of David E. Witkowski as Vice President of Sales. Reporting to President and CEO, Robert V. Dickinson, Witkowski will be responsible for the company's overall sales strategy and operations.

In announcing Witkowski's appointment, Robert V. Dickinson, California Micro Devices president and CEO said, "Dave is an outstanding sales professional whom I have known and worked with for fifteen years. It is a pleasure to have him on CAMD's executive management team and I know that he will bring a new level of focus and energy to our sales efforts." Witkowski commented, "I am very happy to be joining the California Micro Devices team at this time, as their products are the key to making reliable and cost effective portable electronic devices."

Immediately before joining California Micro Devices, Mr. Witkowski was Vice President of Sales, Asia Pacific/Japan for LynuxWorks Inc. He previously held senior sales management positions with ISD Corp., Cirrus Logic Inc. and ATI Technologies Inc. Witkowski holds a B.S. degree in business from the University of Maryland.

California Micro Devices also indicated that Chuck Bellavia, former Sales vice president, has left the company to pursue other opportunities.



Headquartered in Milpitas, California, California Micro Devices Corporation is a leading supplier of integrated thin film passive devices and complementary analog semiconductors. The company's products are typically employed on the periphery edge of complex systems to deal with real world issues including termination, filtering, electrostatic discharge (ESD), power management and amplification for a broad spectrum of computer, communications, medical and lighting applications.

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